Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-190309, 333-162807, 333-146459 and 333-75728) on Form S8 of Iteris, Inc. of our report dated June 17, 2015, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10K of Iteris, Inc. and subsidiary for the year ended March 31, 2017.

/s/ RSM US LLP

Irvine, California

June 13, 2017